POLICY INFORMATION CONTINUED -- POLICY NUMBER 37 200 109

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1.  THE FOLLOWING  SENTENCE IS ADDED IMMEDIATELY  PRECEDING THE LAST SENTENCE OF
    THE FIRST PARAGRAPH OF THE "ALLOCATIONS" SECTION OF THE "YOUR INVESTMENT OPTIONS" PROVISION:

    HOWEVER, ANY AMOUNTS WHICH ARE PUT INTO YOUR POLICY ACCOUNT PRIOR TO THE ALLOCATION DATE WILL INITIALLY BE ALLOCATED TO (AND MONTHLY DEDUCTIONS TAKEN
    FROM) THE MONEY MARKET DIVISION OF OUR SEPARATE ACCOUNT. THE ALLOCATION DATE IS THE FIRST BUSINESS DAY (SEE PAGE 12) TWENTY CALENDAR DAYS AFTER THE DATE OF ISSUE OF THIS POLICY. ON THE ALLOCATION DATE, THE AMOUNTS THEN IN YOUR POLICY ACCOUNT WILL BE ALLOCATED IN ACCORDANCE WITH THE DIRECTIONS CONTAINED IN YOUR POLICY APPLICATION.

2.  THE  FOLLOWING  SENTENCE IS ADDED AFTER THE FIRST  SENTENCE OF THE PARAGRAPH
    REGARDING  TRANSFER  CHARGES  IN  THE  "TRANSFERS"   SECTION  OF  THE  "YOUR
    INVESTMENT OPTIONS" PROVISION:

    A TRANSFER (IF APPLICABLE) FROM THE MONEY MARKET DIVISION ON THE ALLOCATION DATE IS NOT COUNTED AS ONE OF THE FOUR ALLOWABLE TRANSFERS WITHOUT CHARGE PER POLICY YEAR.

3. THE PHRASE "ANY REQUESTED TRANSFER" IN ITEM 5 OF THE "HOW, WHEN AND WHAT WE MAY DEFER" SECTION OF THE "OTHER IMPORTANT INFORMATION" PROVISION IS DELETED AND THE FOLLOWING IS INSERTED:

    ANY REQUESTED TRANSFER OR THE TRANSFER ON THE ALLOCATION DATE

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